Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

MEADE INSTRUMENTS CORP. ANNOUNCES
RECEIPT OF ADDITIONAL NOTICE OF NON-COMPLIANCE FROM NASDAQ
REGARDING DELAYED FILING OF COMPANY’S FORM 10-Q FOR QUARTER ENDED AUGUST 31, 2006

IRVINE, Calif. – October 23, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD) announced today that, on October 18, 2006, the Company received notice from the NASDAQ Listing Qualifications Staff (the “NASDAQ Staff”) indicating that the Company’s failure to timely file the Form 10-Q for the quarter ended August 31, 2006, as required by NASDAQ Marketplace Rule 4310(c)(14), could serve as a separate basis for the delisting of the Company’s stock from The NASDAQ Global Market. The Company had previously announced that it was not able to complete the filing of its Form 10-Q for the quarter ended August 31, 2006 on time. Also as previously announced, a NASDAQ Listing Qualifications Panel determined to continue the listing of the Company’s securities on The NASDAQ Global Market, subject to the filing of the Company’s Form 10-K for the fiscal year ended February 28, 2006 and the Form 10-Q for the quarter ended May 31, 2006 by no later than November 27, 2006.

The NASDAQ Staff’s October 18, 2006 letter provided the Company with the opportunity to submit a written response to the additional deficiency notice for the NASDAQ Listing Qualification Panel’s review. The Company intends to provide the requested update prior to the deadline to do so on October 25, 2006, pursuant to which it will request an additional period of time to file its Form 10-Q for the quarter ended August 31, 2006. While the Company is hopeful that the NASDAQ Panel will grant the Company’s request, there can be no assurance that it will do so.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at .

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s continued listing on The NASDAQ National Market pending the filing of its Form 10-K for the fiscal year ended February 28, 2006 and its Form 10-Q for the quarter ended May 31, 2006, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the timing of the Company’s filing of its Form 10-K for the year ended February 28, 2006 and its Form 10-Q for the quarter ended May 31, 2006 and the timing and content of the NASDAQ Staff’s answer to the Company’s intended request for additional time to file its Form 10-Q for the quarter ended August 31, 2006. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K .

Contact:
Meade Instruments Corp.
Brent Christensen, 949-451-1450
Fax: 949-451-1460
or
The Piacente Group, Inc.
Brandi Piacente, 212-481-2050
brandi@tpg-ir.com